FOR IMMEDIATE RELEASE	Contact:	Peter J. Cunningham
First Vice President
Investor Relations
516-327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER EPS OF $0.09

Quarterly Cash Dividend of $0.13 Per Share Declared

Lake Success, New York – October 21, 2009 – Astoria Financial Corporation (NYSE: AF) (“Astoria”, or the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $8.0 million, or $0.09 diluted earnings per share (“EPS”), for the quarter ended September 30, 2009 compared to a net loss of $16.5 million, or $0.19 diluted loss per share, for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009, net income totaled $19.5 million, or $0.21 EPS, compared to $45.9 million, or $0.50 EPS, for the comparable 2008 period.
Included in the nine months ended September 30, 2009 are pre-tax charges totaling $16.7 million ($10.9 million, after-tax, or $0.12 EPS) which are not routine to our core operations: an FDIC deposit insurance special assessment totaling $9.9 million, a $1.5 million lower of cost or market write-down on a former mortgage origination building, both recorded in the 2009 second quarter, and an other-than-temporary impairment (“OTTI”), non-cash charge of $5.3 million recorded in the 2009 first quarter related to Freddie Mac preferred stock.  Included in last year’s third quarter and nine month net income and EPS is an OTTI non-cash pre-tax charge of $77.7 million ($57.9 million, after-tax, or $0.64 EPS) relating to Freddie Mac preferred stock.
Operating income and operating EPS, representing net income and EPS based upon generally accepted accounting principles (“GAAP”) excluding the aforementioned items, are non-GAAP measures which provide a meaningful comparison for evaluating Astoria’s operating results.
For the quarter ended September 30, 2009, operating income of $8.0 million, or $0.09 operating EPS equaled net income and EPS compared to operating income of $41.4 million, or $0.45 operating EPS, for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009 operating income totaled $30.4 million, or $0.33 operating EPS compared to $103.8 million, or $1.14 operating EPS for the nine months ended September 30, 2008.  For a reconciliation of GAAP and non-GAAP measures, please refer to the “Reconciliation of GAAP and non-GAAP Measures’ table included in this release.
Commenting on the 2009 third quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, stated, “Our results for the third quarter continue to reflect the impact of elevated credit costs associated with a weak national housing market and high unemployment.  In addition, loan growth was tempered as a result of the continued effects of the U.S. government subsidies to the residential mortgage market in the form of lower mortgage interest rates and higher conforming loan limits.  With respect to credit quality, although non-performing loans increased as anticipated, we are encouraged by the second consecutive quarterly decline in early stage (30-89 day) loan delinquencies, particularly the $46.7 million decline from the 2009 second quarter.”

Board Declares Quarterly Cash Dividend of $0.13 Per Share
The Board of Directors of the Company, at their October 21, 2009 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on December 1, 2009 to shareholders of record as of November 16, 2009.  This is the fifty-eighth consecutive quarterly cash dividend declared by the Company.
Third Quarter and Nine Month Earnings Summary
Net interest income for the quarter ended September 30, 2009 totaled $103.1 million compared to $107.1 million for the 2008 third quarter. For the nine months ended September 30, 2009, net interest income increased to $323.8 million, or 15%, from $280.4 million for the comparable 2008 period.
The net interest margin for the quarter ended September 30, 2009 was 2.07% compared to 2.06% for the 2008 third quarter and 2.16% for the 2009 second quarter.  On a linked quarter basis, the margin declined nine basis points due to several factors including lower loan rates on new and refinanced mortgage loans which are below current portfolio yields and an increased amount of hybrid ARMs repricing into one-year ARMs at lower rates.  “Going forward, we expect margin growth to resume as we realize the benefit from higher yields on deployed excess liquidity coupled with a full quarter benefit from the lower certificate of deposit (“CD”) repricing during the third quarter and the partial effect from lower CD repricing expected in the fourth quarter, all of which should more than offset the effect of lower loan and asset yields.   Non-Liquid CDs totaling $2.2 billion and $2.4 billion are scheduled to mature in the 2009 fourth quarter and 2010 first quarter, respectively, with a weighted average rate of 3.31% and 3.00%, respectively.   Non-Liquid CDs were issued or repriced in September 2009 at a weighted average rate of 1.02%.  Further illustrating the pace of decline in deposit costs, the weighted average cost of deposits for the 2009 third quarter was 2.25%, while the weighted average cost of deposits at quarter-end was 2.16%.  On the asset side, during the 2009 fourth quarter and 2010 first quarter, a total of $1.2 billion of hybrid ARM loans, with a weighted average rate of 5.16%, are scheduled to reprice,” Mr. Engelke noted.
For the quarter ended September 30, 2009, a $50.0 million provision for loan losses was recorded which was equal to the provision for the previous quarter and greater than the $13.0 million provision for the 2008 third quarter.  For the nine months ended September 30, 2009, provisions for loan losses totaled $150.0 million compared to $24.0 million for the comparable period in 2008.  Mr. Engelke noted, “The 2009 provisions recognize the impact that the continued weakness in both the national housing market and the economy in general, particularly increasing unemployment, have had on the overall level of non-performing loans and loan charge-offs.”
Non-interest income for the quarter ended September 30, 2009 totaled $20.1 million compared to $22.4 million for the 2008 third quarter, excluding the $77.7 million OTTI related to Freddie Mac preferred stock.  Included in 2009 third quarter non-interest income is a $3.8 million gain on sales of securities, a $2.8 million lower of cost or market write-down on loans held-for-sale and $1.1 million MSR valuation allowance.  For the nine months ended September 30, 2009, non-interest income totaled $63.3 million, excluding the OTTI charge and the mortgage building write-down and recorded in the 2009 first and second quarters, respectively, compared to $69.7 million for the comparable 2008 period, excluding the $77.7 million OTTI charge recorded in the 2008 third quarter.  The 2009 three and nine month decreases were primarily due to lower BOLI  income, customer service fees and other income, partially offset by gains on sales of securities and an increase in mortgage banking income, net.

General and administrative (“G&A”) expense for the quarter ended September 30, 2009 totaled $63.2 million compared to $58.8 million for the 2008 third quarter.  The increase was due primarily to increased FDIC insurance premiums, partially offset by lower advertising expense.  For the nine months ended September 30, 2009, G&A expense totaled $193.4 million, excluding the FDIC special assessment recorded in the 2009 second quarter, compared to $177.0 million for the nine months ended September 30, 2008.  The increase was due primarily to increases in regular FDIC insurance premiums, separate from the FDIC special assessment, and compensation and benefits expense, primarily pension expense.
Balance Sheet Summary
Total assets declined $428.0 million and $1.3 billion for the quarter and nine months ended September 30, 2009, respectively, and totaled $20.7 billion at September 30, 2009.  The decrease for the 2009 third quarter was due to a reduction in cash due to the deployment of excess liquidity.  The decrease for the nine months was due to decreases in the loan and securities portfolios. As of September 30, 2009, the net loan portfolio, which totaled $16.0 billion, decreased $3.1 million from the previous quarter and $742.6 million from December 31, 2008.  The nine month decline included a decrease of $343.9 million in the one-to-four family loan portfolio and $357.1 million in the combined multi-family and commercial real estate (“CRE”) portfolio.  At September 30, 2009, the one-to-four family loan portfolio totaled $12.0 billion and the multi-family/CRE portfolio totaled $3.5 billion.  For the quarter and nine months ended September 30, 2009, securities decreased $39.6 million and $565.0 million, respectively.
For the quarter and nine months ended September 30, 2009, one-to-four family loan originations for portfolio totaled $1.2 billion and $2.2 billion, respectively, compared to $1.1 billion and $3.2 billion, respectively, for the comparable 2008 periods.  One-to-four family loan prepayments for the quarter and nine months ended September 30, 2009 totaled $939.6 million and $2.2 billion, respectively, compared to $516.9 million and $2.2 billion, respectively, for the comparable 2008 periods.  The loan-to-value (“LTV”) ratio of the one-to-four family loan production for portfolio for the 2009 third quarter and nine months averaged 58% and 57%, respectively, at origination and the individual loan amount averaged approximately $725,000 for both periods.
Deposits for the quarter ended September 30, 2009 decreased $391.6 million from the previous quarter and $261.3 million from December 31, 2008, and totaled $13.2 billion at September 30, 2009.  The decreases were due primarily to decreases in CDs.  Commenting on deposit flows, Mr. Engelke noted, “The deployment of excess liquidity during the 2009 third quarter coupled with a decrease in the loan portfolio, due to accelerated mortgage prepayment activity which outpaced our loan production, influenced our decision to reduce CDs in the third quarter.”  Importantly, low-cost savings, money market and checking deposits increased $222.6 million, or 6%, for the nine months ended September 30, 2009.
Borrowings for the quarter ended September 30, 2009 decreased $49.9 million from the previous quarter and $1.1 billion from December 31, 2008 to $5.8 billion, at September 30, 2009.
Stockholders’ equity totaled $1.2 billion, or 5.83% of total assets at September 30, 2009.  Astoria Federal continues to be designated as well-capitalized with core, tangible, risk-based and Tier 1 risk-based capital ratios of 6.72%, 6.72%, 12.77% and 11.49%, respectively, at September 30, 2009.

Asset Quality
Non-performing loans (“NPL”), including troubled debt restructurings (“TDR”) of $55.4 million, totaled $408.5 million, or 1.98% of total assets at September 30, 2009, an increase of $48.5 million from the previous quarter.  During the 2009 third quarter, $23.4 million of non-performing loans were either sold or classified as held-for-sale.  At September 30, 2009, one-to-four family non-performing loans totaled $323.8 million and multi-family/CRE/construction non-performing loans totaled $80.8 million compared to $287.9 million and $68.2 million, respectively, at June 30, 2009.  Important to note, of the $408.5 million of non-performing loans, $195.6 million, or 48%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and adjusted, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.
The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:
(In millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter		90 + Days Past Due (NPL)	Total 30-90+ Days Past Due
At Sept. 30, 2008	$171.0	$54.7	$225.7	$	+40.2	$164.8	$390.5
At Dec. 31, 2008	$229.8	$70.1	$299.9	$	+74.2	$238.6	$538.5
At March 31, 2009	$215.9	$105.7	$321.6	$	+21.7	$336.6	$658.2
At June 30, 2009	$210.5	$109.7	$320.2		$(1.4)	$360.0	$680.2
At Sept. 30, 2009	$197.6	$75.9	$273.5		$(46.7)	$408.5	$682.0

The table below details, as of September 30, 2009, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states.  More comprehensive state details are included in the ‘One-to-Four Family Residential Loan Portfolio-Geographic Analysis’ table included in this release.
(In millions) State	Total 1-4 Family Loans	% of 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total

New York	$3,030.6	25.3%	$35.3	1.16%
Illinois	$1,392.8	11.6%	$39.4	2.83%
Connecticut	$1,242.1	10.3%	$27.2	2.19%
California	$1,156.4	9.6%	$53.8	4.65%
New Jersey	$948.0	7.9%	$36.5	3.85%
Massachusetts	$849.3	7.1%	$17.4	2.05%
Virginia	$823.9	6.9%	$21.1	2.56%
Maryland	$795.2	6.6%	$38.9	4.89%
Washington	$341.0	2.8%	$2.9	0.85%
Florida	$277.5	2.3%	$23.8	8.58%
Top 10 States	$10,856.8	90.4%	$296.3	2.73%
All other states (1)	$1,148.9	9.6%	$27.5	2.39%
Total 1-4 Family Portfolio	$12,005.7	100%	$323.8	2.70%
(1)  Includes 29 states and Washington, D.C.

Net loan charge-offs for the quarter ended September 30, 2009 totaled $33.6 million (of which $22.1 million represented one-to-four family loans and $11.1 million represented multi-family/CRE and construction loans) compared to $38.9 million (of which $20.6 million represented one-to-four family loans and $17.7 million represented multi-family/CRE and construction loans) for the 2009 second quarter. Included in the $22.1 million of one-to-four family loan net charge-offs are $14.8 million of charge-offs on $67.0 million of non-performing loans which, at 180 days delinquent, were reviewed and required an adjustment to reduce the carrying value to the estimated fair value of the underlying collateral less estimated selling costs.  Commenting on asset quality, Mr. Engelke noted, “Although non-performing loans increased from the previous quarter, as we anticipated they would, we are encouraged by the decline in early stage delinquencies, which decreased $46.7 million, or 15%, from June 30, 2009, the second consecutive quarterly decline.”
Selected Asset Quality Metrics
At or for the three and nine months ended September 30, 2009
($ in millions)	1-4 Family		Multi- family	CRE	Construction	Consumer & Other		Total
Loan portfolio balance	$12,005.7		$2,619.0	$876.7	$27.2	$331.8	(1)	$15,969.8	(2,3)
Non-performing loans	$323.8	(4)	$65.4	$10.0	$5.5	$3.8		$408.5	(4)
NPLs/total loans	2.03%		0.41%	0.06%	0.03%	0.02%		2.56	%(3)
Net charge-offs 3Q09	$22.1		$1.7	$0.1	$9.3	$0.4		$33.6
Net charge-offs YTD	$53.9		$25.1	$1.7	$10.3	$1.4		$92.4

(1)  Includes home equity loans of $304.1 million
(2)  Includes $109.5 million of net unamortized premiums and deferred loan costs
(3)  Does not cross foot due to rounding
(4)  Includes $195.6 million reviewed and adjusted, as needed, at 180 days delinquent and annually thereafter

Future Outlook
Commenting on the outlook for the remainder of 2009, Mr. Engelke stated, “Although the economy is beginning to show signs of improvement, we continue to face challenges associated with high unemployment and depressed real estate values.  We expect that job losses and economic weakness will continue to strain the financial condition of prime residential borrowers and their ability to remain current on their mortgage loans and the ability of tenants to pay rent in multi-family properties.  This may result in somewhat higher non-performing loans, although total loan delinquencies appear to be stabilizing.  We are encouraged by the consecutive quarterly decline in early stage (30-89 day) loan delinquencies.  If this trend continues, it will have a positive impact on future credit costs.  In the near term, as a result of low interest rates for 30-year conforming mortgage loans coupled with elevated conforming loan limits in many of the markets we operate in, loan prepayments will remain high and temper loan growth.  With respect to the net interest margin, we expect modest increases going forward as we begin to realize the benefit from the reduction in excess liquidity and the significant CD repricing opportunities in the 2009 fourth quarter and 2010 first quarter.”

Astoria Financial Corporation, with assets of $20.7 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $13.2 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

Earnings Conference Call October 22, 2009 at 10:00 a.m. (ET)
           The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, October 22, 2009 at 10:00 a.m. (ET).   The toll-free dial-in number is (888) 562-3356, ID# 30888872.  A telephone replay will be available on October 22, 2009 from 1:00 p.m. (ET) through October 30, 2009, 11:59 p.m. (ET).   The replay number is (800) 642-1687, ID#:30888872.  The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.
Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

 Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	September 30,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$87,137	$76,233
Repurchase agreements	45,380	24,060
Securities available-for-sale	954,076	1,390,440
Securities held-to-maturity
(fair value of $2,575,908 and $2,643,955, respectively)	2,518,232	2,646,862
Federal Home Loan Bank of New York stock, at cost	177,199	211,900
Loans held-for-sale, net	34,841	5,272
Loans receivable:
Mortgage loans, net	15,634,222	16,372,383
Consumer and other loans, net	335,585	340,061
	15,969,807	16,712,444
Allowance for loan losses	(176,638)	(119,029)
Total loans receivable, net	15,793,169	16,593,415
Mortgage servicing rights, net	9,211	8,216
Accrued interest receivable	74,012	79,589
Premises and equipment, net	136,532	139,828
Goodwill	185,151	185,151
Bank owned life insurance	403,624	401,280
Other assets	254,715	219,865

TOTAL ASSETS	$20,673,279	$21,982,111

LIABILITIES
Deposits	$13,218,619	$13,479,924
Reverse repurchase agreements	2,500,000	2,850,000
Federal Home Loan Bank of New York advances	2,960,000	3,738,000
Other borrowings, net	377,723	377,274
Mortgage escrow funds	150,396	133,656
Accrued expenses and other liabilities	260,662	221,488

TOTAL LIABILITIES	19,467,400	20,800,342

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 97,048,374 and 95,881,132 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	854,050	856,021
Retained earnings	1,833,377	1,864,257
Treasury stock (69,446,514 and 70,613,756 shares, at cost, respectively)	(1,435,090)	(1,459,211)
Accumulated other comprehensive loss	(31,442)	(61,865)
Unallocated common stock held by ESOP
(4,553,093 and 5,212,668 shares, respectively)	(16,681)	(19,098)

TOTAL STOCKHOLDERS' EQUITY	1,205,879	1,181,769

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,673,279	$21,982,111

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income:
Mortgage loans:
One-to-four family	$147,765	$163,154	$465,252	$468,999
Multi-family, commercial real estate and construction	52,947	57,982	165,539	176,983
Consumer and other loans	2,760	4,103	8,095	13,712
Mortgage-backed and other securities	35,980	45,341	116,307	139,942
Federal funds sold, repurchase agreements and interest-earning cash accounts	163	214	394	1,868
Federal Home Loan Bank of New York stock	2,487	3,148	6,850	11,173
Total interest income	242,102	273,942	762,437	812,677
Interest expense:
Deposits	75,348	92,967	248,069	301,021
Borrowings	63,671	73,902	190,554	231,217
Total interest expense	139,019	166,869	438,623	532,238

Net interest income	103,083	107,073	323,814	280,439
Provision for loan losses	50,000	13,000	150,000	24,000
Net interest income after provision for loan losses	53,083	94,073	173,814	256,439
Non-interest income (loss):
Customer service fees	14,186	15,752	43,265	47,661
Other loan fees	959	927	2,837	3,056
Gain on sales of securities	3,820	-	5,932	-
Other-than-temporary impairment write-down of securities	-	(77,696)	(5,300)	(77,696)
Mortgage banking income (loss), net	883	(279)	4,762	1,786
Income from bank owned life insurance	2,131	4,273	6,578	12,670
Other	(1,899)	1,725	(1,622)	4,495
Total non-interest income (loss)	20,080	(55,298)	56,452	(8,028)
Non-interest expense:
General and administrative:
Compensation and benefits	31,850	31,594	99,213	95,960
Occupancy, equipment and systems	15,969	16,460	48,365	50,211
Federal deposit insurance premiums	6,928	549	17,732	1,668
Federal deposit insurance special assessment	-	-	9,851	-
Advertising	961	2,346	3,741	4,969
Other	7,531	7,855	24,319	24,207
Total non-interest expense	63,239	58,804	203,221	177,015

Income (loss) before income tax expense (benefit)	9,924	(20,029)	27,045	71,396
Income tax expense (benefit)	1,876	(3,570)	7,501	25,502

Net income (loss)	$8,048	$(16,459)	$19,544	$45,894

Basic earnings (loss) per common share	$0.09	$(0.19)	$0.21	$0.51

Diluted earnings (loss) per common share	$0.09	$(0.19)	$0.21	$0.50

Basic weighted average common shares	90,696,563	89,546,664	90,480,277	89,523,584
Diluted weighted average common and common equivalent shares	90,702,558	89,546,664	90,482,356	90,552,829

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,
	2009				2008
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,071,749		$147,765	4.90%	$12,159,385		$163,154	5.37%
Multi-family, commercial real estate and construction	3,610,912		52,947	5.87	3,915,922		57,982	5.92
Consumer and other loans (1)	334,282		2,760	3.30	338,947		4,103	4.84
Total loans	16,016,943		203,472	5.08	16,414,254		225,239	5.49
Mortgage-backed and other securities (2)	3,451,257		35,980	4.17	4,146,498		45,341	4.37
Repurchase agreements and interest-earning cash accounts	299,242		163	0.22	40,133		214	2.13
Federal Home Loan Bank stock	177,285		2,487	5.61	215,409		3,148	5.85
Total interest-earning assets	19,944,727		242,102	4.86	20,816,294		273,942	5.26
Goodwill	185,151				185,151
Other non-interest-earning assets	856,892				881,458
Total assets	$20,986,770				$21,882,903

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,950,731		1,989	0.41	$1,865,841		1,898	0.41
Money market	328,826		447	0.54	312,224		811	1.04
NOW and demand deposit	1,545,609		258	0.07	1,477,188		336	0.09
Liquid certificates of deposit	860,239		1,708	0.79	1,157,399		7,195	2.49
Total core deposits	4,685,405		4,402	0.38	4,812,652		10,240	0.85
Certificates of deposit	8,738,587		70,946	3.25	8,259,422		82,727	4.01
Total deposits	13,423,992		75,348	2.25	13,072,074		92,967	2.84
Borrowings	5,886,006		63,671	4.33	7,150,428		73,902	4.13
Total interest-bearing liabilities	19,309,998		139,019	2.88	20,222,502		166,869	3.30
Non-interest-bearing liabilities	478,697				457,316
Total liabilities	19,788,695				20,679,818
Stockholders' equity	1,198,075				1,203,085
Total liabilities and stockholders' equity	$20,986,770				$21,882,903

Net interest income/net interest rate spread (3)			$103,083	1.98%			$107,073	1.96%
Net interest-earning assets/net interest margin (4)	$634,729			2.07%	$593,792			2.06%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x			1.03	x

(1)  Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are included at average amortized cost.
(3)  Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)  Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,
	2009				2008
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,194,836		$465,252	5.09%	$11,781,281		$468,999	5.31%
Multi-family, commercial real estate and construction	3,738,746		165,539	5.90	3,954,253		176,983	5.97
Consumer and other loans (1)	337,229		8,095	3.20	346,720		13,712	5.27
Total loans	16,270,811		638,886	5.24	16,082,254		659,694	5.47
Mortgage-backed and other securities (2)	3,573,641		116,307	4.34	4,225,646		139,942	4.42
Federal funds sold, repurchase agreements and interest-earning cash accounts	255,594		394	0.21	105,665		1,868	2.36
Federal Home Loan Bank stock	183,032		6,850	4.99	202,151		11,173	7.37
Total interest-earning assets	20,283,078		762,437	5.01	20,615,716		812,677	5.26
Goodwill	185,151				185,151
Other non-interest-earning assets	837,257				834,947
Total assets	$21,305,486				$21,635,814

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,909,519		5,781	0.40	$1,874,828		5,685	0.40
Money market	313,747		1,733	0.74	317,766		2,414	1.01
NOW and demand deposit	1,522,064		805	0.07	1,477,447		967	0.09
Liquid certificates of deposit	927,424		9,641	1.39	1,294,298		30,582	3.15
Total core deposits	4,672,754		17,960	0.51	4,964,339		39,648	1.06
Certificates of deposit	8,852,402		230,109	3.47	8,054,333		261,373	4.33
Total deposits	13,525,156		248,069	2.45	13,018,672		301,021	3.08
Borrowings	6,126,211		190,554	4.15	6,987,400		231,217	4.41
Total interest-bearing liabilities	19,651,367		438,623	2.98	20,006,072		532,238	3.55
Non-interest-bearing liabilities	458,474				416,570
Total liabilities	20,109,841				20,422,642
Stockholders' equity	1,195,645				1,213,172
Total liabilities and stockholders' equity	$21,305,486				$21,635,814

Net interest income/net interest rate spread (3)			$323,814	2.03%			$280,439	1.71%
Net interest-earning assets/net interest margin (4)	$631,711			2.13%	$609,644			1.81%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the			At or For the
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009	2008

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	2.69%	(5.47	) %	2.18%	5.04%
Return on average tangible stockholders' equity (1)	3.18	(6.47)		2.58	5.95
Return on average assets	0.15	(0.30)		0.12	0.28
General and administrative expense to average assets	1.21	1.07		1.27	1.09
Efficiency ratio (2)	51.35	113.58		53.44	64.98
Net interest rate spread	1.98	1.96		2.03	1.71
Net interest margin	2.07	2.06		2.13	1.81

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity	2.69%	13.77%		3.39%	11.41%
Non-GAAP return on average tangible stockholders' equity (1)	3.18	16.28		4.01	13.46
Non-GAAP return on average assets	0.15	0.76		0.19	0.64
Non-GAAP general and administrative expense to average assets	1.21	1.07		1.21	1.09
Non-GAAP efficiency ratio (2)	51.35	45.42		49.95	50.56

Asset Quality Data (dollars in thousands)
Non-performing assets (4)				$449,926	$187,063
Non-performing loans (4)				408,458	164,769
Loans delinquent 90 days or more and still accruing interest				21	23
Non-accrual loans				408,437	164,746
Loans 60-89 days delinquent				75,875	54,742
Loans 30-59 days delinquent				197,560	170,981
Net charge-offs	$33,633	$8,525		92,391	16,628

Non-performing loans/total loans				2.56%	0.99%
Non-performing loans/total assets				1.98	0.74
Non-performing assets/total assets				2.18	0.84
Allowance for loan losses/non-performing loans				43.25	52.39
Allowance for loan losses/non-accrual loans				43.25	52.39
Allowance for loan losses/total loans				1.11	0.52
Net charge-offs to average loans outstanding (annualized)	0.84%	0.21%		0.76	0.14

Capital Ratios (Astoria Federal)
Tangible				6.72%	6.19%
Core				6.72	6.19
Risk-based				12.77	11.48
Tier 1 risk-based				11.49	10.80

Other Data
Cash dividends paid per common share	$0.13	$0.26		$0.39	$0.78
Book value per share (5)				13.04	13.16
Tangible book value per share (6)				11.04	11.11
Tangible stockholders' equity/tangible assets (1) (7)				4.98%	4.57%
Mortgage loans serviced for others (in thousands)				$1,355,090	$1,231,890
Full time equivalent employees				1,573	1,586
_______________________________________

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	See page 13 for a reconciliation of GAAP measures to non-GAAP measures for the three and nine months ended September 30, 2009 and 2008.
(4)
Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOPshares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2009		At June 30, 2009		At September 30, 2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$12,005,690	5.37%	$11,895,071	5.52%	$12,359,266	5.65%
Multi-family, commercial real estate
and construction	3,522,879	6.01	3,636,761	5.98	3,913,075	5.92
Mortgage-backed and other securities (3)	3,472,308	4.08	3,511,940	4.17	4,159,133	4.35

Interest-bearing liabilities:
Savings	1,959,171	0.40	1,942,933	0.40	1,842,781	0.40
Money market	330,299	0.44	321,005	0.64	302,760	1.06
NOW and demand deposit	1,522,017	0.06	1,558,429	0.06	1,440,230	0.06
Liquid certificates of deposit	812,141	0.64	904,283	0.95	1,075,485	2.47
Total core deposits	4,623,628	0.33	4,726,650	0.41	4,661,256	0.82
Certificates of deposit	8,594,991	3.15	8,883,531	3.31	8,447,927	3.92
Total deposits	13,218,619	2.16	13,610,181	2.30	13,109,183	2.82
Borrowings, net	5,837,723	4.24	5,887,573	4.25	7,500,224	3.86

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums,discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures), excluding the charges and related tax effects detailed in the following tables (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	September 30, 2009			September 30, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$103,083	$-	$103,083	$107,073	$-	$107,073
Provision for loan losses	50,000	-	50,000	13,000	-	13,000

Net interest income after provision for loan losses	53,083	-	53,083	94,073	-	94,073
Non-interest income (loss)	20,080	-	20,080	(55,298)	77,696	22,398
Non-interest expense (general and administrative expense)	63,239	-	63,239	58,804	-	58,804

Income (loss) before income tax expense (benefit)	9,924	-	9,924	(20,029)	77,696	57,667
Income tax expense (benefit)	1,876	-	1,876	(3,570)	19,816	16,246

Net income (loss) (2)	$8,048	$-	$8,048	$(16,459)	$57,880	$41,421

Basic earnings (loss) per common share (2)	$0.09	$-	$0.09	$(0.19)	$0.65	$0.46

Diluted earnings (loss) per common share (2)	$0.09	$-	$0.09	$(0.19)	$0.64	$0.45

	For the Nine Months Ended
	September 30, 2009			September 30, 2008
	GAAP	Adjustments (3)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$323,814	$-	$323,814	$280,439	$-	$280,439
Provision for loan losses	150,000	-	150,000	24,000	-	24,000

Net interest income after provision for loan losses	173,814	-	173,814	256,439	-	256,439
Non-interest income (loss)	56,452	6,888	63,340	(8,028)	77,696	69,668
Non-interest expense (general and administrative expense)	203,221	(9,851)	193,370	177,015	-	177,015

Income before income tax expense	27,045	16,739	43,784	71,396	77,696	149,092
Income tax expense	7,501	5,859	13,360	25,502	19,816	45,318

Net income (2)	$19,544	$10,880	$30,424	$45,894	$57,880	$103,774

Basic earnings per common share (2)	$0.21	$0.12	$0.33	$0.51	$0.65	$1.15	(4)

Diluted earnings per common share (2)	$0.21	$0.12	$0.33	$0.50	$0.64	$1.14

Non-GAAP returns are calculated substituting non-GAAP net income for net income (loss) in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income (loss) and general and administrative expense in the corresponding calculation.

(1)	Adjustments relate to the other-than-temporary impairment write-down of securities charge recorded in the 2008 third quarter.
(2)	Non-GAAP net income and non-GAAP EPS are also referred to as operating income and operating EPS throughout this release.
(3)
Non-interest income adjustment relates to the $1.6 million lower of cost or market write-down of premises and equipment held-for-sale recorded in the 2009 second quarter and the $5.3 million other-than-temporary impairment write-down of securities charge recorded in the 2009 first quarter and non-interest expense adjustment relates to the federal deposit insurance special assessment recorded in the 2009 second quarter.

(4)	Figures do not cross foot due to rounding.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)

	At September 30, 2009
			Non-perfoming loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,678.8	$20.3	0.76%
Alt A < 70% LTV	$267.9	$6.9	2.58%
Alt A 70%-80% LTV	$83.9	$8.1	9.65%
State Total	$3,030.6	$35.3	1.16%

Illinois
Full Income	$1,119.3	$10.7	0.96%
Alt A < 70% LTV	$129.4	$9.6	7.42%
Alt A 70%-80% LTV	$144.1	$19.1	13.25%
State Total	$1,392.8	$39.4	2.83%

Connecticut
Full Income	$1,039.0	$7.8	0.75%
Alt A < 70% LTV	$132.5	$8.9	6.72%
Alt A 70%-80% LTV	$70.6	$10.5	14.87%
State Total	$1,242.1	$27.2	2.19%

California
Full Income	$793.7	$21.2	2.67%
Alt A < 70% LTV	$183.0	$10.4	5.68%
Alt A 70%-80% LTV	$179.7	$22.2	12.35%
State Total	$1,156.4	$53.8	4.65%

New Jersey
Full Income	$752.9	$20.4	2.71%
Alt A < 70% LTV	$97.9	$6.3	6.44%
Alt A 70%-80% LTV	$97.2	$9.8	10.08%
State Total	$948.0	$36.5	3.85%

Massachusetts
Full Income	$727.3	$6.4	0.88%
Alt A < 70% LTV	$80.4	$4.7	5.85%
Alt A 70%-80% LTV	$41.6	$6.3	15.14%
State Total	$849.3	$17.4	2.05%

Virginia
Full Income	$625.6	$8.1	1.29%
Alt A < 70% LTV	$84.1	$3.0	3.57%
Alt A 70%-80% LTV	$114.2	$10.0	8.76%
State Total	$823.9	$21.1	2.56%

Maryland
Full Income	$614.0	$14.3	2.33%
Alt A < 70% LTV	$83.3	$3.1	3.72%
Alt A 70%-80% LTV	$97.9	$21.5	21.96%
State Total	$795.2	$38.9	4.89%

Washington
Full Income	$329.8	$1.4	0.42%
Alt A < 70% LTV	$8.0	$1.5	18.75%
Alt A 70%-80% LTV	$3.2	$0.0	0.00%
State Total	$341.0	$2.9	0.85%

Florida
Full Income	$185.0	$10.8	5.84%
Alt A < 70% LTV	$53.4	$5.2	9.74%
Alt A 70%-80% LTV	$39.1	$7.8	19.95%
State Total	$277.5	$23.8	8.58%

Other States
Full Income	$996.1	$15.7	1.58%
Alt A < 70% LTV	$84.2	$4.3	5.11%
Alt A 70%-80% LTV	$68.6	$7.5	10.93%
State Total	$1,148.9	$27.5	2.39%

Total all states
Full Income	$9,861.5	$137.1	1.39%
Alt A < 70% LTV	$1,204.1	$63.9	5.31%
Alt A 70%-80% LTV	$940.1	$122.8	13.06%
Grand total	$12,005.7	$323.8	2.70%

Note:  LTVs are based on current principal balances and original appraised values